Exhibit A

Series of the Trust

Amended: May 7, 2020

The following Funds are covered under this agreement:

AlphaCentric Income Opportunities Fund

AlphaCentric Premium Opportunity Fund

AlphaCentric Robotics and Automation Fund

AlphaCentric Municipal Opportunities Fund

AlphaCentric Symmetry Strategy Fund

AlphaCentric LifeSci Healthcare Fund

AlphaCentric Energy Income Fund

Camelot Excalibur Small Cap Income Fund

Camelot Premium Return Fund

Catalyst Systematic Alpha Fund

Catalyst/Warrington Strategic Program Fund

Catalyst Insider Buying Fund

Catalyst Insider Income Fund

Catalyst MLP & Infrastructure Fund

Catalyst Small-Cap Insider Buying Fund

Catalyst Dynamic Alpha Fund

Catalyst/CP World Equity Fund

Catalyst/CP Focus Large Cap Fund

Catalyst/CP Focus Mid Cap Fund

Catalyst Buyback Strategy Fund

Catalyst Exceed Defined Risk Fund

Catalyst/Exceed Defined Shield Fund

Catalyst/Lyons Tactical Allocation Fund

Catalyst/CIFC Floating Rate Income Fund

Catalyst/Princeton Credit Opportunity Fund

Catalyst/MAP Global Balanced Fund

Catalyst/MAP Global Equity Fund

Catalyst/SMH High Income Fund

Catalyst/SMH Total Return Income Fund

Catalyst/Stone Beach Income Opportunity Fund

Catalyst Multi-Strategy Fund

Catalyst Hedged Commodity Strategy Fund

Catalyst/Millburn Hedge Strategy Fund

Catalyst Enhanced Income Strategy Fund

Catalyst/Teza Algorithmic Allocation Income Fund

Day Hagan Logix Smart Value Fund

Empiric 2500 Fund

Eventide Gilead Fund

Eventide Healthcare & Life Sciences Fund

Eventide Multi-Asset Income Fund

Eventide Dividend Opportunities Fund

Eventide Limited-Term Bond Fund

Eventide Exponential Technologies Fund

Eventide Core Bond Fund

JAG Large Cap Growth Fund

Mutual Fund Series Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President